Exhibit 99.1

COMBINED FINANCIAL STATEMENTS

Technology Solutions

As of July 2, 2016 and June 27, 2015 and for the Years Ended July 2, 2016,

June 27, 2015, and June 28, 2014

Independent Auditors’ Report

The Board of Directors

Avnet, Inc.:

We have audited the accompanying combined financial statements of Technology Solutions (the Company), which comprise the combined balance sheets as of July 2, 2016 and June 27, 2015, and the related combined statements of operations, comprehensive income, changes in net parent investment, and cash flows for the years ended July 2, 2016, June 27, 2015, and June 28, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Technology Solutions as of July 2, 2016 and June 27, 2015, and the results of its operations and its cash flows for the years ended July 2, 2016, June 27, 2015, and June 28, 2014 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Phoenix, Arizona

January 12, 2017

TECHNOLOGY SOLUTIONS

COMBINED BALANCE SHEETS

	July 2,	June 27,
	2016	2015
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$149,107	$85,762
Receivables, less allowances of $34,357 and $41,873, respectively	2,265,341	2,039,938
Inventories	295,362	346,543
Prepaid and other current assets	65,711	52,390

Total current assets	2,775,521	2,524,633
Property, plant and equipment, net	158,200	177,403
Goodwill	659,368	639,650
Intangible assets, net	55,826	67,636
Other assets	43,516	51,099

Total assets	$3,692,431	$3,460,421

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Short-term debt	$102,544	$79,261
Accounts payable	1,643,576	1,407,522
Accrued expenses and other	231,674	172,280

Total current liabilities	1,977,794	1,659,063
Other liabilities	60,842	62,413

Total liabilities	2,038,636	1,721,476

Commitments and contingencies (Notes 11 and 12)
Net parent investment:
Net parent company investment	1,821,592	1,885,193
Accumulated other comprehensive loss	(167,797)	(146,248)

Total net parent investment	1,653,795	1,738,945

Total liabilities and net parent investment	$3,692,431	$3,460,421

See notes to combined financial statements.

TECHNOLOGY SOLUTIONS

COMBINED STATEMENTS OF OPERATIONS

	Years Ended
	July 2,	June 27,	June 28,
	2016	2015	2014
	(Thousands)
Sales	$9,415,529	$9,799,526	$10,170,585
Cost of sales	8,460,272	8,800,126	9,123,606

Gross profit	955,257	999,400	1,046,979
Selling, general and administrative expenses	693,901	752,341	802,664
Restructuring, amortization, integration and other expenses (Note 14)	53,389	84,874	56,904

Operating income	207,967	162,185	187,411
Foreign exchange losses, net	13,940	18,593	3,614
Other expense (income), net	817	4,870	1,954
Interest expense, net	5,213	6,616	11,304

Income before income taxes	187,997	132,106	170,539
Income tax expense	71,207	55,540	68,225

Net income	$116,790	$76,566	$102,314

See notes to combined financial statements.

TECHNOLOGY SOLUTIONS

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended
	July 2,	June 27,	June 28,
	2016	2015	2014
	(Thousands)
Net income	$116,790	$76,566	$102,314
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments and other	(21,487)	(133,503)	26,208
Pension adjustments, net	(62)	(873)	(1,163)

Total comprehensive income (loss)	$95,241	$(57,810)	$127,359

See notes to combined financial statements.

TECHNOLOGY SOLUTIONS

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

Years Ended July 2, 2016, June 27, 2015 and June 28, 2014

		Accumulated
	Net Parent	Other	Total
	Company	Comprehensive	Net Parent
	Investment	Income (Loss)	Investment
	(Thousands)
Balance, June 29, 2013	1,754,953	(36,917)	1,718,036
Net income	102,314	—	102,314
Translation adjustments	—	26,208	26,208
Pension liability adjustments, net of tax of $744	—	(1,163)	(1,163)
Net contributions (distributions) from/to parent	220,576	—	220,576

Balance, June 28, 2014	2,077,843	(11,872)	2,065,971
Net income	76,566	—	76,566
Translation adjustments	—	(133,503)	(133,503)
Pension liability adjustments, net of tax of $558	—	(873)	(873)
Net contributions (distributions) from/to parent	(269,216)	—	(269,216)

Balance, June 27, 2015	1,885,193	(146,248)	1,738,945
Net income	116,790	—	116,790
Translation adjustments	—	(21,487)	(21,487)
Pension liability adjustments, net of tax of $40	—	(62)	(62)
Net contributions (distributions) from/to parent	(180,391)	—	(180,391)

Balance, July 2, 2016	$1,821,592	$(167,797)	$1,653,795

See notes to combined financial statements.

TECHNOLOGY SOLUTIONS

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended
	July 2,	June 27,	June 28,
	2016	2015	2014
	(Thousands)
Cash flows from operating activities:
Net income	$116,790	$76,566	$102,314
Non-cash and other reconciling items:
Depreciation	27,628	28,558	28,520
Amortization	18,830	35,919	29,059
Deferred income taxes	(8,014)	13,529	8,131
Stock-based compensation	24,265	26,544	19,570
Pension expenses	12,576	13,772	13,961
Impairment expense	—	12,700	—
Other, net	6,376	14,130	8,194
Changes in (net of effects from businesses acquired):
Receivables	(262,553)	34,347	(57,856)
Inventories	51,692	4,659	(48,324)
Accounts payable	226,017	41,415	(135,427)
Accrued expenses and other, net	60,970	(10,501)	(57,728)

Net cash flows provided (used) by operating activities	274,577	291,638	(89,586)

Cash flows from financing activities:
Borrowings (repayments) of short-term debt, net	25,083	(39,740)	34,121
Contributions (to)/from Parent, net	(204,656)	(294,291)	153,647
Other, net	(280)	1,209	(4,890)

Net cash flows provided (used) for financing activities	(179,853)	(332,822)	182,878

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,192)	(41,047)	(43,822)
Acquisitions of businesses, net of cash acquired (Note 3)	(19,675)	—	(15,908)
Other, net	(864)	(264)	972

Net cash flows used for investing activities	(30,731)	(41,311)	(58,758)

Effect of currency exchange rate changes on cash and cash equivalents	(648)	(8,319)	883

Cash and cash equivalents:
— increase (decrease)	63,345	(90,814)	35,417
— at beginning of period	85,762	176,576	141,159

— at end of period	$149,107	$85,762	$176,576

Additional cash flow information (Note 13)

See notes to combined financial statements.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

These combined financial statements reflect the ongoing operations of the Technology Solutions operating group (the “Business” or “TS”) of Avnet, Inc. (“Avnet,” or “Parent”). The Business is controlled by Avnet, a publicly traded company listed on the New York Stock Exchange. Avnet is a global value-added distributor of electronic components, enterprise computer and storage products, IT solutions and services and embedded subsystems.

As a leading global IT solutions distributor, TS focuses on the value-added distribution of enterprise computing servers and systems, software, storage, services and complex solutions from the world’s foremost technology manufacturers. TS partners with its customers and suppliers to create and deliver effective data center and IT lifecycle solutions that solve the business challenges of end-user customers around the world. TS serves a number of customer segments, from value-added resellers (“VARs”), systems integrators (“SIs”) and independent software vendors (“ISVs”). In addition, TS provides the latest hard disk drives, microprocessor, motherboard and DRAM module technologies to manufacturers of general-purpose computers and system builders. The Business has dedicated sales and marketing teams serving these customer segments. The Business has operations in each of the three major economic regions of the world: the Americas; Europe, the Middle East and Africa (“EMEA”); and Asia/Pacific, consisting of Asia, Australia and New Zealand (“Asia”). References to the “carve-out operations” and similar expressions refer to the Business.

Basis of Presentation

The combined financial statements presented herein have been prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of Avnet. The combined financial statements reflect the financial position, results of operations and cash flows of TS, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany transactions and accounts among the carve-out operations have been eliminated.

The combined financial statements may not be indicative of the Business’ future performance and may not reflect what the combined results of operations, financial position and cash flows would have been had the Business operated as an independent company during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Business, it is reflected in the accompanying combined financial statements.

Historically, Avnet provided certain support and corporate functions to the Business and costs associated with these functions were allocated to the Business. These functions included corporate communications, regulatory compliance, human resource employee compensation and benefit management, treasury, investor relations, corporate controllership, internal audit, Sarbanes Oxley compliance, information technology, corporate and legal compliance, and insurance. The costs of such services were allocated to the Business based on the most relevant allocation method to the service provided, primarily based on specific identification, relative percentage of revenue, direct time, square footage, or headcount. Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Business been operating as an independent company for all of the periods presented. The allocated expenses for these functions are included in selling, general, and administrative expenses in the combined statements of operations.

The Business’ total net parent investment represents Avnet’s interest in the recorded net assets of the Business. Certain transactions between the Business and other related parties within the Avnet group, including allocated expenses, are included in net parent company investment. All intercompany transactions and accounts between TS and the Parent are reflected as net parent investment in the accompanying combined balance sheets. The assets and liabilities in the accompanying combined financial statements have been reflected at the Parent’s historical cost basis.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The Business’ operations participate in Avnet’s centralized treasury management function and all available excess cash is transferred to Avnet, however, certain operations maintain cash and derivative assets and liabilities outside of Avnet’s centralized management system. Where an entity has been included in these combined financial statements the cash, derivative assets, and derivative liabilities held by that entity have also been included in the combined financial statements. For derivative instruments held by Avnet on behalf of an entity included in the Business, the impacts of the derivative instruments have been included within the Business’ combined statement of operations.

Allocated costs and expenses have generally been considered to have been paid by the Business to Avnet in the year in which the costs were incurred. Current income taxes are considered to have been remitted, in cash, by or to Avnet in the year the related income taxes were recorded. Amounts receivable from or payable to Avnet have been classified in the combined balance sheet within net parent company investment. The Business reflects the cash generated by its operations and expenses paid by Avnet on behalf of its operations as a component of net parent investment in the accompanying combined balance sheets, combined statements of changes in net parent company investment, and net contributions (to)/from parent on the accompanying combined statements of cash flows. A discussion of the relationship with Avnet, including a description of the costs that have been allocated to the Business, is included in Note 5 to the combined financial statements.

Avnet’s debt and related interest expense have not been allocated to the Business for any of the periods presented, since the Business is not the legal obligor of the debt and Avnet’s debt and related interest expense are not directly attributed to the Business

Cash and bank overdrafts held locally and specifically related to the operations of the Business have been included in the combined balance sheets.

2. Summary of significant accounting policies

Principles of combination — The accompanying combined financial statements include the accounts of Technology Solutions and all of its majority-owned and controlled subsidiaries (the “Business” or “TS”), with the limited exception of certain operations retained by Avnet. The assets and liabilities in the accompanying combined financial statements have been reflected on a historical basis. All intercompany and intracompany accounts and transactions have been eliminated.

Fiscal year — The Business operates on a “52/53 week” fiscal year, which ends on the Saturday closest to June 30th. Fiscal 2016 contains 53 weeks compared to 52 weeks in fiscal 2015 and 2014. Unless otherwise noted, all references to “fiscal” or any other “year” shall mean the Business’ fiscal year.

Management estimates — The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, reported amounts of sales and expenses and the disclosure of contingent assets and liabilities at the date of the combined financial statements. Actual results could differ materially from those estimates.

Cash and cash equivalents — The Business considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Inventories — Inventories, comprised principally of finished goods, are stated at cost (first-in, first-out) or market, whichever is lower. The Business regularly reviews the cost of inventory against its estimated market value, considering historical experience and any contractual rights of return, stock rotations, or price protections provided by the Business’ suppliers, and records a lower of cost or market write-down if any inventories have a cost in excess of their estimated net realizable value. The Business does not incorporate any non-contractual protections when estimating the net realizable value of its inventories.

Investments — Investments in joint ventures and entities (“ventures”) in which the Business has an ownership interest of greater than 50% and exercises control over the ventures are combined in the accompanying combined financial statements. Non-controlling interests in the years presented are not material and, as a result, are included in the caption “accrued expenses and other” in the accompanying combined balance sheets. Investments in ventures in which the Business exercises significant influence but not control are accounted for using the equity method of accounting. Investments in ventures in which the Business’ ownership interest is less than 20% and over which the Business does not exercise significant influence are accounted for using the cost method of accounting. The Business monitors ventures for events or changes in circumstances that indicate that the fair value of a venture is less than its carrying value, in which case the Business would further review the venture to determine if it is other-than-temporarily impaired. During fiscal 2016, 2015 and 2014 the Business did not have any material investments in any ventures.

Depreciation, amortization and useful lives — The Business reports property, plant and equipment at cost, less accumulated depreciation. Cost includes the price paid to acquire or construct the assets, required installation costs, interest capitalized during the construction period, and any expenditure that substantially adds to the value of or substantially extends the useful life of an existing asset. Additionally, the Business capitalizes qualified costs related to software obtained or developed for internal use. Software obtained for internal use has generally been enterprise-level business operations, logistics and finance software that is customized to meet the Business’ specific operational requirements. The Business begins depreciation and amortization (“depreciation”) for property, plant and equipment when an asset is both in the location and condition for its intended use.

Property, plant, and equipment is depreciated using the straight-line method over its estimated useful lives. The estimated useful lives for property, plant, and equipment are typically as follows: buildings — 30 years; machinery, fixtures and equipment — 2-10 years; information technology hardware and software — 2-10 years; and leasehold improvements — over the applicable minimum lease term or economic useful life if shorter.

The Business amortizes intangible assets acquired in business combinations using the straight-line method over the estimated economic useful lives of the intangible assets from the date of acquisition, which is generally between 5-10 years.

Long-lived assets impairment — Long-lived assets, including property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (“asset group”). An impairment is recognized when the estimated undiscounted cash flows expected to result from the use of the asset group and its eventual disposition is less than its carrying amount. An impairment is measured as the amount by which an asset group’s carrying value exceeds its estimated fair value. The Business considers a long-lived asset to be abandoned when it has ceased use of such abandoned asset and if the Business has no intent to use or repurpose the asset in the future. The Business continually evaluates the carrying value and the remaining economic useful life of long-lived assets and will adjust the carrying value and remaining useful life if and when appropriate.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Goodwill — Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. The Business does not amortize goodwill, but instead tests goodwill for impairment at least annually in the fourth quarter and, if necessary, records any impairment resulting from such goodwill impairment testing as a component of operating expenses. Impairment testing is performed at the reporting unit level, and the Business has identified three reporting units, defined as each of the three regions (Americas, EMEA, and Asia Pacific). The Business will perform an interim impairment test between required annual tests if facts and circumstances indicate that it is more likely than not that the fair value of a reporting unit that has goodwill is less than its carrying value.

In performing goodwill impairment testing, the Business may first make a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying value. If the qualitative assessment indicates it is more-likely-than-not that a reporting unit’s fair value is not greater than its carrying value, the Business must perform a two-step quantitative impairment test. The Business defines the fair value of a reporting unit as the price that would be received to sell the reporting unit as a whole in an orderly transaction between market participants at the impairment test date. To determine the fair value of a reporting unit, the Business primarily uses the income approach methodology of valuation, which includes the discounted cash flow method, and the market approach methodology of valuation, which considers values of comparable businesses to estimate the fair value of the Business’ reporting units.

Significant management judgment is required when estimating the fair value of the Business’ reporting units from a market participant perspective including the forecasting of future operating results, the discount rates and expected future growth rates used in the discounted cash flow method of valuation, and in the selection of comparable businesses and related market multiples that are used in the market approach. If the estimated fair value of a reporting unit exceeds the carrying value assigned to that reporting unit, goodwill is not impaired and no further impairment testing is required.

If the carrying value assigned to a reporting unit exceeds its estimated fair value in the first step, then the Business is required to perform the second step of the goodwill impairment test. In this step, the Business assigns the fair value of the reporting unit calculated in the first step to all of the assets and liabilities of that reporting unit, as if a market participant just acquired the reporting unit in a business combination. The excess of the fair value of the reporting unit determined in the first step of the impairment test over the total amount assigned to the assets and liabilities in the second step of the impairment test represents the implied fair value of goodwill. If the carrying value of a reporting unit’s goodwill exceeds the implied fair value of goodwill, the Business will record an impairment loss equal to the difference. If there is no such excess then all goodwill for a reporting unit is considered impaired.

Foreign currency translation — The assets and liabilities of foreign operations are translated into U.S. Dollars at the exchange rates in effect at the balance sheet date, with the related translation adjustments reported as a separate component of shareholders’ equity and comprehensive income. Results of operations are translated using the average exchange rates prevailing throughout the period. Transactions denominated in currencies other than the functional currency of the Avnet subsidiaries that are party to the transactions are remeasured at exchange rates in effect at the balance sheet date or upon settlement of the transaction. Gains and losses from such remeasurements are recorded in the combined statements of operations as a component of “other income (expense), net.”

Income taxes — The Business’ operating results have been included in Avnet’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Amounts presented in these combined financial statements related to income taxes have been determined on a separate tax return basis. These amounts may not reflect tax positions taken or to be taken by Avnet or the Business and have been available for use by Avnet, and may remain with Avnet after the separation from Avnet.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

With the exception of certain dedicated foreign entities, the Business does not maintain taxes payable to/from the Parent and is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in net parent company investment.

The Business follows the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for the estimated future tax impact of differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized within income tax expense in the period in which the new rate is enacted. Based upon historical and estimated levels of future taxable income and analysis of other key factors, the Business may increase or decrease a valuation allowance against its deferred tax assets, as deemed necessary, to state such assets at their estimated net realizable value.

The Business establishes contingent liabilities for potentially unfavorable outcomes of positions taken on certain tax matters. These liabilities are based on management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by the relevant tax authorities. There may be differences between the estimated and actual outcomes of these matters that may result in future changes in estimates to such contingent liabilities. To the extent such changes in estimates are required; the Business’ effective tax rate may potentially fluctuate as a result. In accordance with the Business’ accounting policies, accrued interest and penalties related to unrecognized tax benefits are recorded as a component of income tax expense.

Self-insurance — In the U.S., the Business is primarily self-insured for workers’ compensation, medical, and general, product and automobile liability costs; however, the Business also has stop-loss insurance policies in place to limit the Business’ exposure to individual and aggregate claims made. Liabilities for these programs are estimated based upon outstanding claims and claims estimated to be incurred but not yet reported based upon historical loss experience. These estimates are subject to variability due to changes in trends of losses for outstanding claims and incurred but not reported claims, including external factors such as the number of and cost of claims, benefit level changes and claim settlement patterns. The liabilities associated with the Business’ self-insurance coverages will be retained by Avnet.

Revenue recognition — Revenue from the sale of products or services is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Generally, these criteria are met upon either shipment or delivery to customers, depending upon the sales terms. A portion of the Business’ product sales come from products the Business purchases from a supplier and holds in inventory. A majority of the Business’ sales of products are shipped directly from its suppliers to its customers (“drop-ship”). In such drop-ship arrangements, TS negotiates the price with the customer, pays the supplier directly for the products shipped and bears credit risk of collecting payment from its customers. Furthermore, in such drop-shipment arrangements, the Business bears responsibility for accepting returns of products from the customer even if the Business, in turn, has a right to return the products to the original supplier if the products are defective. Under these sales terms, the Business serves as the principal with the customer and, therefore, recognizes the billed amount of the gross sale and the full cost of sale of the product upon shipment by the supplier.

In addition, the Business has certain contractual relationships with its customers and suppliers whereby TS assumes an agency relationship in the sales transaction. In such agency arrangements, the Business recognizes the net fee associated with serving as an agent within sales with no associated cost of sales.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Revenues from maintenance contracts where TS is the principal are recognized ratably over the life of the contracts, generally ranging from one to three years.

Revenues are recorded net of discounts, customer rebates and estimated returns. Provisions are made for discounts and customer rebates, which are primarily timing or volume specific, and are estimated based on historical trends and anticipated customer buying patterns. Provisions for returns and other sales adjustments are estimated based on historical sales returns experience, credit memo experience and other known factors.

Vendor allowances and consideration — Consideration received from suppliers for price protection, product rebates, marketing/promotional activities, or any other programs are recorded when earned under the terms and conditions of such supplier programs as adjustments to product costs or selling, general and administrative expenses depending upon the nature and contractual requirements related to the consideration received. Some of these supplier programs requires management to make estimates and may extend over one or more reporting periods.

Comprehensive income — Comprehensive income represents net income for the year adjusted for certain changes in net parent company investment. Accumulated comprehensive income items impacting comprehensive income includes foreign currency translation and the impact of the Business’ pension liability adjustments, net of tax (see Note 5).

Restructuring and Exit Activities — The determination of when the Business accrues for involuntary termination benefits under restructuring plans depends on whether the termination benefits are provided under an on-going benefit arrangement or under a one-time benefit arrangement. The Business accounts for on-going benefit arrangements in accordance with ASC 712 Nonretirement Postemployment Benefits and accounts for one-time benefit arrangements in accordance with ASC 420 Exit or Disposal Cost Obligations. If applicable, the Business records such costs into operating expense over the terminated employee’s future service period beyond any minimum retention period. Other costs associated with restructuring or exit activities may include contract termination costs including operating leases and impairments of long-lived assets, which are expensed in accordance with ASC 420 and ASC 360 Property, Plant and Equipment, respectively.

Business Combinations — The Business accounts for business acquisitions using the acquisition method of accounting and records any identifiable definite-lived intangible assets separate from goodwill. Intangible assets are recorded at their fair value based on estimates as of the date of acquisition. Goodwill is recorded as the residual amount of the purchase price consideration less the fair value assigned to the individual identifiable assets acquired and liabilities assumed as of the date of acquisition. Contingent consideration, which represents an obligation of the acquirer to transfer additional assets or equity interests to the former owner as part of the purchase price if specified future events occur or conditions are met, is accounted for at the acquisition date fair value either as a liability or as equity depending on the terms of the acquisition agreement.

Concentration of credit risk — Financial instruments that potentially subject the Business to a concentration of credit risk principally consist of cash and cash equivalents and trade accounts receivable. The Business invests its excess cash primarily in overnight time deposits and institutional money market funds with highly rated financial institutions. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition and, in some instances, has obtained credit insurance coverage to reduce such risk. Reserves for potential credit losses from customers are maintained, but material losses have not historically been experienced related to individual customers or groups of customers in any particular end market or geographic area.

Fair value — The Business measures financial assets and liabilities at fair value based upon an exit price,

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

representing the amount that would be received from the sale of an asset or paid to transfer a liability, in an orderly transaction between market participants. ASC 820, Fair Value Measurements, requires inputs used in valuation techniques for measuring fair value on a recurring or non-recurring basis be assigned to a hierarchical level as follows: Level 1 are observable inputs that reflect quoted prices for identical assets or liabilities in active markets. Level 2 are observable market-based inputs or unobservable inputs that are corroborated by market data and Level 3 are unobservable inputs that are not corroborated by market data. During fiscal 2016, 2015, and 2014, there were no transfers of assets measured at fair value between the three levels of the fair value hierarchy. The carrying amounts of the Business’ financial instruments, including cash and cash equivalents, receivables and accounts payable approximate their fair values at July 2, 2016 due to the short-term nature of these assets and liabilities. At July 2, 2016, and June 27, 2015, the Business had $6.3 million and $7.6 million, respectively, of cash equivalents that were measured at fair value based upon Level 1 criteria.

Derivative financial instruments — See Note 4 for discussion of the Business’ accounting policies related to derivative financial instruments.

Defined Benefit Pension Plans and Other Employee Benefits — The Business’ employees have participated in the Parent’s noncontributory defined benefit pension plan (the “Plan”), which covers substantially all U.S. employees. For presentation of these accompanying combined financial statements, the Business’ portion of payroll costs and employee benefit plan costs have been charged to the Business by Avnet. Avnet sponsors various employee pension and postretirement health and life insurance plans. For purposes of these accompanying combined financial statements, the Business is considered to be participating in multiemployer benefit plans of Avnet. As a participant in multiemployer benefit plans, the Business recognizes as expense in each period an allocation from Avnet, and does not recognize any employee benefit plan assets or liabilities. Additionally, Avnet has pension plans of certain non-U.S. subsidiaries and other defined benefit plans, however, the liabilities associated with these plans are not considered material. See Note 5 for total pension and benefit expenses under these plans.

Recently issued accounting pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), to supersede nearly all existing revenue recognition guidance under GAAP. The core principles of ASU 2014-09 are to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Application of the guidance in ASU 2014-09 may require more judgment and estimates within the revenue recognition process compared to existing GAAP. In July 2015, the FASB approved a one-year delay in the effective date of ASU 2014-09, which makes the effective date for the Business the first quarter of fiscal 2019. The Business may adopt the requirements of ASU 2014-09 using either of two acceptable adoption methods: (i) retrospective adoption to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (ii) adoption with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined within ASU 2014-09. The Business is currently evaluating the impact of the future adoption of ASU 2014-09 on its combined financial statements, including the method of adoption to be used.

In September 2015, the FASB issued Accounting Standards Update 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. The update requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, including the cumulative effect of the change in provisional amount as if the accounting had been completed at the acquisition date. The Business early adopted this update in the first quarter of fiscal 2016, with no impact to its combined financial statements.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), to simplify the presentation of deferred income taxes by requiring deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. The Business early adopted this update in fiscal 2016.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The update requires a lessee to recognize assets and liabilities on the combined balance sheets for leases with lease terms greater than 12 months. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The update will be effective for the Business in the first quarter of fiscal 2020, using a modified retrospective approach. The Business is currently evaluating the impact of the adoption of ASU 2016-02 on its combined financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation, which simplifies the accounting for the tax effects related to stock based compensation, including adjustments to how excess tax benefits and how tax withholdings and payments for the benefit of employees receiving stock based compensation should be classified, amongst other items. ASU 2016-09 is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Business early adopted ASU 2016-09 during fiscal 2016. This adoption of ASU 2016-09 did not have a material impact on the Business’ combined financial statements or financial statement disclosures.

3. Acquisitions and divestitures

Fiscal 2016 Acquisitions

The Business acquired two businesses with aggregated annualized sales of approximately $120.0 million for an aggregate purchase price of $36.4 million. In November 2015, the Business purchased Orchestra Service GmbH, a German IT distributor of innovative storage solutions and services for EMC products. In January 2016, the Business purchased ExitCertified, a leading provider of certified IT training in North America. The Business paid cash of $19.7 million, net of cash acquired, for such acquisitions in fiscal 2016. The Business has not disclosed the pro-forma impact of the fiscal 2016 acquisitions, as such impact was not material to the Business’s combined financial position or results of operations. During fiscal 2016, there were no material measurement period adjustments for these acquisitions.

Historical Acquisitions

The Business had no acquisitions in fiscal 2015. During fiscal 2014, the Business acquired Seamless Technologies, an IT private cloud and data center automation service provider, with historical annualized sales of approximately $13.0 million. Cash paid for the acquisition during fiscal 2014 was $15.9 million, net of cash acquired. The Business has not disclosed the pro-forma impact of the fiscal 2014 acquisition as such impact was not material to the Business’ combined financial position or results of operations. During fiscal 2014 and fiscal 2015, there were no material measurement period adjustments for the fiscal 2014 acquisition. The Business has recognized restructuring, integration and other expenses associated with fiscal 2014 and 2016 acquisitions which are described further in Note 14.

4. Derivative financial instruments

Many of the Business’ subsidiaries purchase and sell products in currencies other than their functional currencies. This subjects the Business to the risks associated with fluctuations in foreign currency exchange rates. The Business reduces this risk by utilizing natural hedging (i.e., offsetting receivables and payables in the same foreign currency) as well as by creating offsetting positions through the use of derivative financial instruments, primarily forward foreign

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

exchange contracts typically with maturities of less than 60 days (“economic hedges”). The Business continues to have exposure to foreign currency risks to the extent they are not hedged. The Business adjusts any economic hedges to fair value through the combined statements of operations primarily within “other expense, net.” Therefore, the changes in valuation of the underlying items being economically hedged are offset by the changes in fair value of the forward foreign exchange contracts. The fair value of forward foreign currency exchange contracts, which are based upon Level 2 criteria under the ASC 820 fair value hierarchy, are classified in the captions “other current assets” or “accrued expenses and other,” as applicable, in the accompanying combined balance sheets as of July 2, 2016, and June 27, 2015. The Business’ master netting and other similar arrangements with various financial institutions related to derivative financial instruments allow for the right of offset. Derivative financial instruments with the same counterparty are presented as either a net asset or liability when the right of offset exists.

The Business generally does not hedge its investments in its foreign operations. The Business does not enter into derivative financial instruments for trading or speculative purposes and monitors the financial stability and credit standing of its counterparties.

The Business’ foreign currency exposure relates primarily to international transactions where the currency collected from customers can be different from the currency used to purchase from suppliers. The Business’ foreign operations transactions are denominated primarily in the following currencies: U.S. Dollar, Euro, British Pound, Canadian Dollar, Australian Dollar and Mexican Peso. The Business also, to a lesser extent, has foreign operations transactions in other European, Latin American and Asian foreign currencies.

The fair values of derivative financial instruments in the Business’ combined balance sheets are as follows:

	Fiscal Year Ended
	July 2,	June 27,
	2016	2015
	(Thousands)
Forward foreign currency exchange contracts not receiving hedge accounting treatment recorded in:
Other current assets	$—	$516
Accrued expenses	286	743

The amount recorded to foreign exchange losses, net related to derivative financial instruments are as follows:

	Fiscal Year Ended
	July 2,	June 27,
	2016	2015
	(Thousands)
Net derivative financial instrument gain (loss)	$(2,613)	$(1,339)

Under the economic hedging policies, gains and losses on the derivative financial instruments are substantially offset by the gains and losses on the underlying assets or liabilities being hedged.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

5. Related Party Transactions and Net Parent Investment

The combined financial statements have been prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of Avnet.

Allocation of General Corporate Expense

During fiscal 2016, 2015, and 2014, TS was allocated $148.4 million, $153.7 million and $149.2 million, respectively, of support and general corporate expenses incurred by Avnet which are included within selling, general and administrative expenses in the combined statements of operations.

The expense allocations have been determined on a basis management considers to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during the periods presented. The allocations may not, however, reflect the expense the Business would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Business had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Stock-based Compensation

Avnet’s incentive compensation programs primarily consist of share awards, restricted share awards or stock options (any of which may be a performance award). Certain Parent employees supporting the Business’ operations, including certain employees dedicated to the Business, were historically granted these types of awards. These share-based compensation costs have been allocated to the Business as part of the general corporate expense allocations from the Parent, described above. These costs totaled $24.3 million, $26.5 million, and $19.6 million in fiscal 2016, 2015 and 2014, respectively. The underlying equity for all awards granted under the plans consists of Avnet common shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results the Business would have experienced as an independent company for the periods presented. Share-based compensation expense is included in general and administrative expenses in the accompanying combined statements of operations.

Pension and Retirement Plans

The Business’ employees participate in the defined benefit pension plan of the Parent. Avnet’s noncontributory defined benefit pension plan (the “Plan”) covers substantially all U.S. employees. The Plan itself, however, is a cash balance plan that is similar in nature to a defined contribution plan in that a participant’s benefit is defined in terms of a stated account balance. A cash balance plan provides Avnet with the benefit of applying any earnings on the Plan’s investments beyond the fixed return provided to participants, toward the future cash funding obligations. Employees are eligible to participate in the Plan following the first year of service during which they worked at least 1,000 hours.

The Plan provides defined benefits pursuant to a cash balance feature whereby a participant accumulates a benefit based upon a percentage of current salary, which varies with age, and interest credits. Avnet uses its fiscal year end as the measurement date for determining pension expense and benefit obligations for each fiscal year. Additionally, Avnet has pension plans of certain non-U.S. subsidiaries and other defined benefit plans, which are not considered material. The Business’ share of defined benefit plan costs were $12.6 million, $13.8 million, and $14.0 million for the fiscal years ended 2016, 2015 and 2014, respectively. These expenses are included in selling, general and administrative expenses in the combined statements of operations.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Net Parent Company Investment

The Business’ operations have historically participated in Avnet’s centralized cash management and funding system. The Business’ working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for Avnet. As part of this program, Avnet maintains all cash generated by the Business’ operations and cash required to meet the Business’ operating and investing needs is provided by Avnet as necessary. Net cash generated by or used by the Business’ operations is reflected as a component of net parent company investment on the accompanying combined balance sheets and as Net contributions (to)/from parent on the accompanying combined statements of cash flows.

The Business has various intercompany amounts due to and from the Parent and other Parent businesses. These intercompany amounts resulted from various capital and other operating transactions of the Business and of the Parent to which the Business was either a party or was an intermediary and are included in net parent company investment in the combined balance sheets.

All significant intercompany transactions between the Business and Avnet have been included in these combined financial statements and are considered to be transacted through net parent company investment in the accompanying combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions represents capital contributions from or distributions to the Parent and therefore is reflected in the accompanying combined statements of cash flows as a financing activity, in the accompanying combined statements of changes in net parent investment as Net contributions/(distributions) from/(to) parent and in the accompanying combined balance sheets as net parent company investment.

Accumulated comprehensive income (loss)

The following table includes the balances within accumulated other comprehensive income (loss):

	July 2,	June 27,	June 28,
	2016	2015	2014
	(Thousands)
Accumulated translation adjustments and other	$(164,857)	$(143,370)	$(9,867)
Accumulated pension liability adjustments, net of income taxes	(2,940)	(2,878)	(2,005)

Total accumulated other comprehensive income (loss)	$(167,797)	$(146,248)	$(11,872)

Amounts reclassified out of accumulated comprehensive income (loss), net of tax, to operating expenses during fiscal 2016, 2015 and 2014 substantially all related to net periodic pension costs.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

6. Property, plant and equipment, net

Property, plant and equipment are recorded at cost and consist of the following:

	July 2, 2016	June 27, 2015
	(Thousands)
Buildings and leasehold improvements	$64,757	$71,374
Machinery, fixtures and equipment	30,688	30,258
Information technology hardware and software	216,411	214,131

Depreciable property, plant and equipment, gross	311,856	315,763
Accumulated depreciation	(159,267)	(142,555)

Depreciable property, plant and equipment, net	152,589	173,208
Land	2,158	2,181
Construction in progress	3,453	2,014

Property, plant and equipment, net	$158,200	$177,403

Depreciation expense related to property, plant and equipment was $27.6 million, $28.6 million and $28.5 million in fiscal 2016, 2015 and 2014, respectively. Interest expense capitalized during fiscal 2016, 2015 and 2014 was not material.

7. Goodwill and intangible assets

The following table presents the change in goodwill balances for fiscal year 2016. All of the accumulated impairment was recognized in fiscal 2009.

Total
(Thousands)
Gross goodwill	$974,274
Accumulated impairment	(334,624)

Carrying value at June 27, 2015	639,650

Additions	24,413
Adjustments	—
Foreign currency translation	(4,695)

Carrying value at July 2, 2016	$659,368

Gross goodwill	$993,992
Accumulated impairment	(334,624)

Carrying value at July 2, 2016	$659,368

Goodwill adjustments represent the net purchase accounting adjustments for acquisitions during the related measurement periods.

Based upon the Business’ annual impairment tests performed in the fourth quarters of fiscal 2016, 2015 and 2014, there was no impairment of goodwill in the respective fiscal years. The goodwill impairment testing requirements and related assumptions used are described further in Note 2.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following table presents the Business’ acquired identifiable intangible assets:

	July 2, 2016			June 27, 2015
	Acquired	Accumulated	Net Book	Acquired	Accumulated	Net Book
	Amount	Amortization	Value	Amount	Amortization	Value
	(Thousands)
Customer related	$163,189	$(108,479)	$54,710	$206,405	$(139,253)	$67,152
Trade name and other	1,129	(13)	1,116	3,954	(3,470)	484

	$164,318	$(108,492)	$55,826	$210,359	$(142,723)	$67,636

Intangible asset amortization expense was $18.8 million, $35.9 million and $29.1 million for fiscal 2016, 2015 and 2014 respectively. Included in fiscal 2015 amortization expense was $8.5 million of accelerated amortization for the reduction in useful lives of certain intangible assets as a result of restructuring actions discussed further in Note 14. Intangible assets have a weighted average remaining life of approximately 4 years as of July 2, 2016. The following table presents the estimated future amortization expense for the next five fiscal years and thereafter (in thousands):

Fiscal Year
2017	18,643
2018	9,284
2019	9,241
2020	9,241
2021	6,294
Thereafter	3,123

Total	$55,826

8. Debt

Short-term debt consists of the following:

	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
	Interest Rate		Carrying Balance
Bank credit facilities and other	5.30%	5.65%	$102,544	$79,261

Short-term debt			$102,544	$79,261

Bank credit facilities and other consist of multiple committed and uncommitted lines of credit and other forms of bank debt with financial institutions utilized primarily to support the working capital requirements of the Business including its foreign operations. These facilities are short-term in nature due to the ability for the counterparties to terminate or demand payment upon notice to the Business. The Parent has guaranteed $34.8 million and $31.7 million of such facilities as of July 2, 2016 and June 27, 2015, respectively.

The Business has historically participated in the Parent’s accounts receivable securitization program (the “Program”). Under the Program, the Business, for the benefit of the Parent, legally sells and isolates certain U.S. trade accounts receivable into a wholly owned and consolidated bankruptcy remote special purpose entity. Such receivables, which are recorded within “Receivables” in the combined balance sheets, totaled $696.4 million and $589.7 million at July 2, 2016, and June 27, 2015, respectively and serve as security under the Program.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

9. Accrued expenses and other

Accrued expenses and other consist of the following:

	July 2, 2016	June 27, 2015
	(Thousands)
Accrued salaries and benefits	$49,062	$55,106
Accrued operating costs	22,607	23,336
Accrued restructuring costs (Note 14)	10,543	10,654
Accrued property, plant and equipment	962	6,722
Receivables factoring payable	67,336	—
Accrued other	81,164	76,462

Total accrued expenses and other	$231,674	$172,280

Receivables factoring payable represents a liability associated with cash received related to accounts receivables sold under a factoring arrangement that do not meet all of the sales accounting criteria to derecognize the underlying accounts receivable.

10. Income taxes

The Business’ operating results have been included in Avnet’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Amounts presented in these combined financial statements related to income taxes have been determined on a separate tax return basis. Certain of the Business’ tax attributes may be retained by Avnet after the separation from Avnet. These amounts may not reflect tax returns filed or to be filed by Avnet or the Business and have been available for use by Avnet and may remain with Avnet after the separation from Avnet.

With the exception of certain dedicated foreign entities, the Business does not maintain taxes payable to/from the Parent and is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in net parent company investment.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The components of income tax expense (“tax provision”) are included in the table below. Income tax expense for deferred income taxes results from temporary differences arising primarily from net operating losses, inventories valuation, receivables valuation, certain accrued amounts and depreciation and amortization, net of any changes to valuation allowances.

	Years Ended
	July 2, 2016	June 27, 2015	June 28, 2014
	(Thousands)
Current:
Federal	$42,501	$28,345	$36,296
State and local	7,920	4,515	6,215
Foreign	28,800	9,151	17,583

Total current taxes	79,221	42,011	60,094

Deferred:
Federal	(4,494)	6,071	7,323
State and local	(207)	483	614
Foreign	(3,313)	6,975	194

Total deferred taxes	(8,014)	13,529	8,131

Income tax expense	$71,207	$55,540	$68,225

Income tax expense is computed based upon income before income taxes from both U.S. and foreign operations. U.S. income before income taxes was $122.1 million, $96.7 million and $118.9 million, and foreign income before income taxes was $65.9 million, $35.4 million and $51.6 million in fiscal 2016, 2015 and 2014, respectively.

Reconciliations of the federal statutory tax rate to the effective tax rates are as follows:

	Years Ended
	July 2, 2016	June 27, 2015	June 28, 2014
U.S. federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	2.7	2.1	2.9
Foreign tax rates, net of valuation allowances	(1.5)	9.2	2.9
Release of valuation allowance, net of U.S. tax expense	(0.6)	0.0	0.0
Change in contingency reserves	1.5	0.6	(1.6)
Tax audit settlements	0.8	(6.0)	(1.1)
Other, net	0.0	1.1	1.9

Effective tax rate	37.9%	42.0%	40.0%

Foreign tax rates represents the impact of the difference between foreign and U.S. federal statutory rates applied to foreign income or loss and also includes the impact of valuation allowances established against the Business’ otherwise realizable foreign deferred tax assets, which are primarily net operating loss carry-forwards.

The Business’ effective tax rate on income before income taxes was 37.9% in fiscal 2016 as compared with an effective tax rate of 42.0% in fiscal 2015. Included in the fiscal 2016 effective tax rate is a net tax expense of $4.3 million, which is comprised primarily of (i) a net tax expense of $1.5 million primarily related to audit settlements, and (ii) a net tax expense of $2.2 million related to the establishment of new reserves for uncertain tax positions. The fiscal 2016 effective tax rate is lower than the fiscal 2015 effective tax rate primarily due to the mix of income and the impact of fully valued entities.

The Business applies the guidance in ASC 740 Income Taxes, which requires management to use its judgment to determine the appropriate weighting of all available evidence when assessing the need for the establishment or the release of valuation allowances. As part of this analysis, the Business examines all available evidence on a jurisdiction

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

by jurisdiction basis and weighs the positive and negative evidence when determining the need for full or partial valuation allowances. The evidence considered for each jurisdiction includes, among other items: (i) the historic levels of income or losses over a range of time periods, which may extend beyond the most recent three fiscal years depending upon the historical volatility of income in an individual jurisdiction; (ii) expectations and risk associated with underlying estimates of future taxable income, including considering the historical trend of down-cycles in the Business’ served industries; (iii) jurisdictional specific limitations on the utilization of deferred tax assets including when such assets expire; and (iv) prudent and feasible tax planning strategies.

No provision for U.S. income taxes has been made for approximately $232.9 million of cumulative unremitted earnings of foreign subsidiaries at July 2, 2016, because those earnings are expected to be permanently reinvested outside the U.S. A hypothetical calculation of the deferred tax liability, assuming those earnings were remitted, is not practicable.

The significant components of deferred tax assets and liabilities, included in “other assets” on the combined balance sheets, are as follows:

	July 2,	June 27,
	2016	2015
	(Thousands)
Deferred tax assets:
Federal, state and foreign net operating loss carry-forwards	$51,935	$57,212
Inventories valuation	3,014	2,995
Receivables valuation	7,393	9,764
	62,342	69,971
Less — valuation allowances	(36,707)	(43,468)

	25,635	26,503
Deferred tax liabilities:
Depreciation and amortization of property, plant and equipment	(20,031)	(19,702)
Various accrued liabilities and other	(8,111)	(7,375)

	(28,142)	(27,077)

Net deferred tax assets	$(2,507)	$(574)

In addition to deferred tax assets, the Business also has $5.5 million of prepaid income taxes related to a certain jurisdiction in EMEA that are included as a component of “other assets” in the combined balance sheet as of July 2, 2016.

The change in valuation allowances in fiscal 2016 from fiscal 2015 was primarily due to (i) a $1.6 million decrease due to tax rate changes on valuation allowances previously established in various foreign jurisdictions, (ii) a $1.2 million reduction primarily due to the impact of currency on valuation allowances previously established in various foreign jurisdictions, and (iii) a net decrease of $3.9 million primarily related to previously established valuation allowances in various foreign jurisdictions.

As of July 2, 2016, the Business had foreign net operating loss carry-forwards of approximately $294.8 million, of which $115.1 million will expire during fiscal 2017 and 2018, substantially all of which have full valuation allowances or reserves, $22.9 million have expiration dates ranging from fiscal 2019 to 2036 and the remaining $156.9 million have no expiration date. The carrying value of the Business’ foreign net operating loss carry-forwards is dependent upon the Business’ ability to generate sufficient future taxable income in certain foreign tax jurisdictions. In addition, the Business considers historic levels of income or losses, expectations and risk associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances.

Estimated liabilities for unrecognized tax benefits are included in “accrued expenses and other” and “other

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

liabilities” on the combined balance sheets. These contingent liabilities relate to various tax matters that result from uncertainties in the application of complex income tax regulations in the numerous jurisdictions in which the Business operates. The change in such liabilities during fiscal 2016 was primarily due to increases related to reserves for positions taken in the current year as presented in the following table. As of July 2, 2016, unrecognized tax benefits were $50.3 million, of which approximately $23.4 million, if recognized, would favorably impact the effective tax rate and the remaining balance would be substantially offset by valuation allowances. As of June 27, 2015, unrecognized tax benefits were $47.2 million, of which approximately $20.0 million, if recognized, would favorably impact the effective tax rate, and the remaining balance would be substantially offset by valuation allowances. The estimated liability for unrecognized tax benefits included accrued interest expense and penalties of $5.8 million and $6.9 million, net of applicable state tax benefits, as of the end of fiscal 2016 and 2015, respectively.

Reconciliations of the beginning and ending liability balances for unrecognized tax benefits are as follows:

	July 2, 2016	June 27, 2015
	(Thousands)
Balance at beginning of year	$47,192	$61,850
Additions for tax positions taken in prior periods, including interest	2,815	1,121
Reductions for tax positions taken in prior periods, including interest	(585)	(354)
Additions for tax positions taken in current period	5,352	214
Reductions related to settlements with taxing authorities	(555)	(6,970)
Reductions related to the lapse of applicable statutes of limitations	(3,992)	(415)
Adjustments related to foreign currency translation	67	(8,254)

Balance at end of year	$50,294	$47,192

The evaluation of income tax positions requires management to estimate the ability of the Business to sustain its position and estimate the final benefit to the Business. To the extent that these estimates do not reflect the actual outcome there could be an impact on the combined financial statements in the period in which the position is settled, the applicable statutes of limitations expire or new information becomes available as the impact of these events are recognized in the period in which they occur. It is difficult to estimate the period in which the amount of a tax position will change as settlement may include administrative and legal proceedings whose timing the Business cannot control. The effects of settling tax positions with tax authorities and statute expirations may significantly impact the estimate for unrecognized tax benefits. Within the next twelve months, management estimates that approximately $5.2 million of these liabilities for unrecognized tax benefits will be settled by the expiration of the statutes of limitations or through agreement with the tax authorities for tax positions related to valuation matters and positions related to acquired entities; such matters are common to multinational companies. The expected cash payment related to the settlement of these contingencies is approximately $4.3 million.

The Business conducts business globally and consequently files income tax returns in numerous jurisdictions including those listed in the following table. It is also routinely subject to audit in these and other countries. The Business is no longer subject to audit in its major jurisdictions for periods prior to fiscal 2008. The years remaining subject to audit, by major jurisdiction, are as follows:

Jurisdiction	Fiscal Year
United States (Federal and state)	2012 – 2016
Hong Kong and Germany	2010 – 2016
Netherlands	2008 – 2016
Belgium	2014 – 2016
United Kingdom	2009 – 2016

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

11. Operating leases

The Business leases many of its operating facilities and is also committed under lease agreements for transportation and operating equipment. Rent expense charged to operating expenses during the last three fiscal years is as follows:

	Years Ended
	July 2,	June 27,	June 28,
	2016	2015	2014
	(Thousands)
Rent expense under operating leases	$16,024	$22,542	$26,329

The aggregate future minimum operating lease commitments, principally for office and warehouse space, in fiscal 2017 through 2021 and thereafter, are as follows (in thousands):

2017	$31,997
2018	25,058
2019	20,831
2020	16,681
2021	12,179
Thereafter	37,574

Total	$144,320

The preceding table includes the remaining operating lease commitments that are included as a component of the Business’ restructuring liabilities (see Note 14).

12. Commitments and contingencies

From time to time, the Business may become a party to, or be otherwise involved in various lawsuits, claims, investigations and other legal proceedings arising in the ordinary course of conducting its business. While litigation is subject to inherent uncertainties, management does not anticipate that any such matters will have a material adverse effect on the Business’ financial condition, liquidity or results of operations.

The Business also is currently subject to various pending and potential legal matters and investigations relating to compliance with governmental laws and regulations, including import/export. For certain of these matters it is not possible to determine the ultimate outcome, and the Business cannot reasonably estimate the maximum potential exposure or the range of possible loss for such matters due primarily to being in the preliminary stages of the related proceedings and investigations. The Business currently believes that the resolution of such matters will not have a material adverse effect on the Business’ financial position or liquidity, but could possibly be material to its results of operations in any one reporting period.

Subsequent to fiscal 2016, the Parent reached a legal settlement on behalf of the Business, resulting in the payment of $6.5 million to settle a lawsuit for an acquired business related to the operations of such business prior to the acquisition by TS.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

13. Additional cash flow information

The “Other, net” component of non-cash and other reconciling items within operating activities in the combined statements of cash flows consisted of the following during the last three fiscal years:

	July 2,	June 27,	June 28,
	2016	2015	2014
	(Thousands)
Provision for doubtful accounts receivable	$4,863	$8,526	$4,584
Other, net	1,513	5,604	3,610

Total	$6,376	$14,130	$8,194

Interest payments were $7.4 million, $8.6 million and $13.7 million in fiscal years 2016, 2015 and 2014, respectively. The Business made approximately $44.9 million, $35.3 million and $38.9 million of tax payments in fiscal years 2016, 2015, and 2014, respectively.

The Business had $1.5 million of non-cash distributions to the Parent in fiscal year 2015. The Business had $47.4 million of non-cash contributions from the Parent in fiscal year 2014.

The Business includes book overdrafts as part of accounts payable on its combined balance sheets and reflects changes in such balances as part of cash flows from operating activities in its combined statements of cash flows.

14. Restructuring, integration, amortization and other expenses

Fiscal 2016

During fiscal 2016, the Business took certain actions in an effort to reduce future operating expenses, including the continuation of the restructuring activities started in the fourth quarter of fiscal 2015. These actions include activities related to the Parent’s Avnet Advantage initiative, which is focused on creating long-term operational efficiencies. In addition, the Business incurred integration, amortization and other costs, including acquisition costs as discussed further below. The following table presents the restructuring, integration and other expenses recorded during fiscal 2016:

Year Ended
July 2, 2016
(Thousands)
Restructuring expenses	$21,226
Integration costs	3,650
Other costs, including acquisition costs	11,859
Changes in estimates for prior year restructuring liabilities	(2,176)
Amortization expense	18,830

Restructuring, integration, amortization and other expenses	$53,389

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The activity related to the restructuring liabilities established and other associated expenses incurred during fiscal 2016 is presented in the following table:

		Facility	Asset
	Severance	Exit Costs	Impairments	Other	Total
	(Thousands)
Fiscal 2016 restructuring expenses	$16,191	$3,517	$1,150	$368	$21,226
Cash payments	(11,722)	(533)	—	(209)	(12,464)
Non-cash amounts	—	37	(1,150)	(2)	(1,115)
Other, principally foreign currency translation	(102)	(57)	—	63	(96)

Balance at July 2, 2016	$4,367	$2,964	$—	$220	$7,551

Severance expense recorded in fiscal 2016 related to the reduction, or planned reduction, of approximately 300 employees, primarily in operations, sales and business support functions, in connection with cost reduction actions taken including the impact of a voluntary retirement program in the United States. Facility exit costs primarily consist of liabilities for remaining lease obligations for exited facilities. Asset impairments relate to the impairment of property, plant and equipment as a result of the underlying restructuring actions taken in fiscal 2016. Other restructuring costs related primarily to other miscellaneous restructuring and exit costs. The Business expects the majority of the remaining severance and facility exit costs to be paid by the end of fiscal 2017.

Integration costs are primarily related to the integration of acquired businesses, the integration of certain regional businesses, the integration of significant information technology systems and incremental costs incurred as part of the consolidation, relocation and closure of warehouse and office facilities. Integration costs include certain consulting costs for significant new information technology systems and business operation integration assistance, facility moving costs, legal fees, travel, meeting, training, marketing and communication costs that are specifically and incrementally incurred as a result of such integration activities. Also included in integration costs are incremental salary costs specific to integration, consolidation and closure activities. Other costs consists primarily of professional fees incurred for acquisitions, costs incurred for businesses divested or closed in current or prior periods, any ongoing facilities operating costs associated with the consolidation, relocation and closure of facilities once such facilities have been vacated or substantially vacated, and other miscellaneous costs that relate to restructuring, integration and other expenses. Included in other costs during fiscal 2016 was $8.4 million of legal expenses related to lawsuits associated with operations of an acquired business prior to the Business’ acquisition, as discussed further in Note 12. The remaining integration and other costs in fiscal 2016 were comprised of many different costs, none of which were individually material.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Fiscal 2015

During fiscal 2015, the Business incurred restructuring expenses related to various restructuring actions intended to achieve planned synergies from acquired businesses and to reduce future operating expenses. The following table presents the restructuring, integration, amortization and other expenses incurred during fiscal 2015:

Year Ended
June 27, 2015
(Thousands)
Restructuring expenses	$32,724
Integration costs	7,006
Other costs including acquisition costs	10,798
Changes in estimates for prior year restructuring liabilities	(1,573)
Amortization expense	35,919

Restructuring, integration, amortization and other expenses	$84,874

The fiscal 2016 activity related to the remaining restructuring liabilities established during fiscal 2015 is presented in the following table:

		Facility
	Severance	Exit Costs	Other	Total
	(Thousands)
Balance at June 27, 2015	$4,657	$494	158	$5,309
Cash payments	(2,842)	(277)	(5)	(3,124)
Changes in estimates, net	(235)	(189)	(101)	(525)
Non-cash amounts	—	—	—	—
Other, principally foreign currency translation	26	(28)	—	(2)

Balance at July 2, 2016	$1,606	$—	$52	$1,658

As of July 2, 2016, management expects the majority of the remaining severance, facility exit and other liabilities to be utilized by the first half of fiscal 2017.

Fiscal 2014 and prior

During fiscal 2014 and prior fiscal years, the Business incurred expenses to reduce costs, including costs related to the acquisition and integration activities associated with acquired businesses as follows:

Year Ended
June 28, 2014
(Thousands)
Restructuring expenses	$23,124
Integration costs	6,295
Other costs including acquisition costs	3,736
Changes in estimates for prior year restructuring liabilities	(5,310)
Amortization expense	29,059

Restructuring, integration, amortization and other expenses	$56,904

As of June 27, 2015, there was $5.3 million of restructuring liabilities remaining related to restructuring actions taken in fiscal years 2014 and prior, the majority of which relates to facility exit costs. The remaining balance for such historical restructuring liabilities as of July 2, 2016 was $1.3 million, which is expected to be paid by the end of fiscal 2017.

TECHNOLOGY SOLUTIONS

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

15. Subsequent Events

In September of 2016, Avnet agreed to sell the then current Business to Tech Data Corporation. The sale and related sales agreements are subject to customary representations, warranties, covenants and closing conditions.

Subsequent events were evaluated through January 12, 2017, the date the Business’ financial statements were available to be issued for disclosure in the accompanying combined financial statements.